Exhibit 99.1
Tejal Engman, Vice President 240.744.5116

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR FIRST QUARTER 2020 AND PROVIDES UPDATE ON COVID-19 RESPONSE

BETHESDA, MD; May 7, 2020 – Host Hotels & Resorts, Inc. (NYSE: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the first quarter of 2020.

James F. Risoleo, President and Chief Executive Officer, said, “This is an unprecedented time for Host, the travel industry, the nation, and the world. On behalf of the management team, I’d like to express our deepest sympathies for those affected by COVID-19, as well as our gratitude for the incredible work being done by first responders, healthcare workers, and others on the front lines. As a company, we continue to prioritize the health and safety of our employees, guests and partners, while protecting the long-term strength of our business. In March, as states began imposing travel restrictions and mandatory stay-at-home orders to slow the spread of COVID-19, Host responded swiftly to the rapid decline in lodging demand by significantly reducing expenses and further strengthening our liquidity position. We believe the strategic actions we have taken to date will position us for success as the nation begins to reopen in the coming months.”

Risoleo continued, “We began the first quarter with the strongest balance sheet in the Company’s history reflecting our prudent and disciplined capital allocation strategy that prioritizes maximizing balance sheet capacity and liquidity toward the end of the cycle. We continue to operate from a position of financial strength and flexibility, with more than $2.5 billion of cash on hand, no near-term debt maturities, and a best-in-class ability to withstand prolonged business disruption. Our enterprise analytics and asset management platforms, together with our world-class operators, are navigating this downturn efficiently while strategically focusing on maximizing operational profitability during the recovery. Despite the lack of visibility for near-term lodging demand, we believe that the strength of our investment-grade balance sheet, the quality of our iconic and irreplaceable hotels and the geographic and demand diversity of our revenues will continue to create long-term value for all our stakeholders.”

COVID-19 Response

The Company and its hotel operators have taken the following substantial actions to mitigate the operational and financial impact of the COVID-19 pandemic:

Hotel Operations

•

Suspended operations at 35 hotels as of May 6, 2020, while continuing to operate the remaining 45 hotels at reduced capacity so long as they generate revenue greater than the incremental costs associated with staying open;

•	Hotel operators implemented portfolio-wide cost reductions, including:
o	Furloughing as much as 80% of the hotel’s workforce
o	Reducing shared services fees
o	Suspending food and beverage outlet operations
o	Closing guestroom floors and meeting space
o	Temporary suspension of most brand standards;
•	Expect to reduce portfolio-wide hotel operating costs by approximately 70% to 75% in April, compared to initial forecasts;
•	Accrued approximately $35 million in the first quarter for benefits that will be provided to hotel employees furloughed by the Company’s hotel managers through June 1, 2020;

•	Rebooked almost 12% of 2020 group revenue that had been canceled as of May 4, with the majority rescheduled for the second half of the year; and
•

Had average occupancy of 29% in March and expect April occupancy of approximately 12% despite mandatory quarantines in many states, due in part to accommodating alternative sources of demand, including from governmental authorities and local organizations seeking temporary accommodations for groups, such as medical personnel, first responders and military personnel.

Capital Expenditures

•

Suspended contributions to hotels’ FF&E escrow accounts; and suspended or deferred non-essential capital projects, to reduce anticipated full year capital expenditures spending by approximately $100 to $125 million compared to initial February 2020 forecast, representing approximately 50% of the projects not already completed, in construction or already procured.

CARES Act

•

Evaluated the benefit of obtaining stimulus relief available under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and the Federal Reserve’s Primary Market Corporate Credit Facility (PMCCF). The Company, which bears the expense for the wages and benefits of all persons working at its hotels, understands that its operators are reviewing the opportunity to file for the Employee Retention Credit to partially offset the costs for its furloughed hotel employees under Title II of the CARES Act. The Company has not filed for any relief under the CARES Act.

Balance Sheet, Capital Allocation and Expense Management

•

Increased liquidity by accessing $1.5 billion under the revolver portion of Host’s credit facility in March 2020 as a precautionary measure in order to increase the Company’s cash position and preserve financial flexibility. The Company has engaged with its credit facility lenders for flexibility in covenant requirements;

•

Anticipates temporarily suspending or paying a nominal dividend until further notice. The first quarter dividend paid in April 2020 totaled approximately $141 million. All future dividends are subject to approval by the Company’s Board of Directors; and

•	Anticipates reducing corporate expenses by 10-15% compared to initial February 2020 forecast through reduced travel, compensation and other overhead.

As a result of the above initiatives, the Company anticipates that it will significantly reduce its monthly cash expenditures. Even in an extreme downside scenario that assumes all properties are effectively closed through the end of 2020, management would anticipate cash flow losses, including corporate expenses and interest payments to average approximately $120 million to $140 million per month. The only investing and financing activities assumed in this scenario are the reduced level of capital expenditures.

The impact of the COVID-19 pandemic on the Company remains fluid, as does the Company’s corporate and property-level response, together with the response of its hotel operators. There remains a great deal of uncertainty surrounding the trends and duration of the COVID-19 pandemic and the Company is monitoring developments on an ongoing basis. The Company, as well as its hotel managers, may take additional actions in response to future developments to continue meeting the needs of the Company’s stakeholders.

Balance Sheet

The Company maintains a robust balance sheet with the following values at March 31, 2020:

•	Total assets of $13.4 billion;
•	Cash balance of approximately $2.8 billion and FF&E escrow reserves of $165 million;
•	Debt balance of $5.3 billion, with no significant maturities until 2023 and monthly interest expense of approximately $13 million;
•

Expects to remain in compliance with its financial covenants through the second quarter of 2020. Additional detail on the Company’s first quarter covenant levels is available in the First Quarter 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com;

•	Has an adjusted cash balance of approximately $2.5 billion following the first quarter dividend payment in April and other payments.

Operating Performance

The Company’s previous presentation of comparable hotel performance is no longer relevant given the impact of COVID-19. Hotel operating results, including RevPAR, are being reported on an All Owned Hotel pro forma basis, which includes all consolidated properties owned as of March 31, 2020 and does not include the results of operations for properties sold in 2019. Additionally, operating results for acquisitions in the prior year are reflected for the full 2019 calendar quarter, to include results for periods prior to the Company’s ownership. See the Notes to Financial Information – All Owned Hotel Operating Statistics and Results for further information on these pro forma statistics.

The Company started 2020 with RevPAR growth in January and February in the low single-digits and did not experience sharp RevPAR declines until March, when many states and localities implemented mandatory quarantines and travel restrictions, most of which are ongoing.

Due to low occupancy levels and/or state mandates, operations have been suspended at 35 hotels in the Company’s portfolio as of May 6, 2020. The Company has provided a complete list of these suspended hotels on page 35 of its First Quarter 2020 Supplemental Information available on the Company’s website.

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended March 31,		Percent
	2020	2019	Change
Revenues	$1,052	$1,390	(24.3)%
All owned hotel revenues (pro forma) (1)	1,052	1,314	(19.9)%
Net income (loss)	(3)	189	N/M
EBITDAre and Adjusted EBITDAre (1)	164	406	(59.6)%
All owned hotel Total RevPAR - Constant US$	245.75	311.04	(21.0)%
All owned hotel RevPAR - Constant US$	147.31	192.03	(23.3)%

Diluted earnings per common share	—	0.25	(100.0)%
NAREIT FFO and Adjusted FFO per diluted share (1)	0.23	0.48	(52.1)%
____________

N/M = Not meaningful.

*Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by Total RevPAR, is available in the First Quarter 2020 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

Transient and group business update

The Company’s customers fall into three broad groups: transient business, group business and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the quarter, transient room nights were down 20% leading to a revenue decline of 22%. Group room nights were down 25% with a decline in revenues of 25% for the quarter compared to the prior year.

As of May 4, 2020, 1.5 million net group room nights for the year have been cancelled. This equates to an estimated $630 million in total cancelled group revenue of which approximately 62% is rooms revenue. Approximately 90% of the group room revenue lost was for the first half of the year. While the low levels of cancellations for the second half of the year are encouraging, the Company believes that the near-term pace of group and transient business remains uncertain until the consumer feels comfortable travelling again. At this time, there are not material cancellations for 2021.

Capital Expenditures

For 2020, the Company has reduced its projected capital expenditures spending, which is now expected to range from $450 million to $525 million, representing a $100 million to $125 million reduction from its previous range.

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

	Quarter ended March 31, 2020	New 2020 Full Year Forecast
	Actuals	Low-end of range	High-end of range
ROI - Marriott transformational capital program	$42	$180	$200
ROI - All other ROI projects	34	110	140
Total ROI project spend	76	290	340
Renewals and Replacements	55	160	185
Total Capital Expenditures	$131	$450	$525

The forecast ROI capital expenditures for 2020 include $180 million to $200 million for the Marriott transformational capital program, for which Marriott will be providing operating profit guarantees of approximately $20 million in 2020, including $2 million that was received in the first quarter of 2020.

The Company has prioritized major capital projects in those assets and markets that are expected to recover faster, such as leisure and drive-to destinations, as well as previously announced major return on investment projects. Where restrictions related to essential services permit, the Company is utilizing the low occupancy environment to accelerate certain projects and minimize future disruption.

Share Repurchase Program and Dividends

Early in the quarter, the Company repurchased 8.9 million shares at an average price of $16.49 per share for a total of $147 million. The Company has suspended repurchases and anticipates the suspension will remain in effect for the remainder of 2020.

The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on April 15, 2020 to stockholders of record as of March 31, 2020. All future dividends are subject to approval by the Company’s Board of Directors.

Credit Ratings

The Company’s debt is rated investment grade by all of its three rating providers, S&P, Moody’s and Fitch, which updated their outlooks as follows:

•	On March 25, 2020, Moody’s lowered the Company’s outlook from Stable to Negative but retained its Baa2 credit rating;
•	On March 20, 2020, S&P lowered the Company’s outlook from Stable to CreditWatch Negative but retained its BBB- credit rating; and
•	On April 3, 2020, Fitch downgraded the Company’s credit rating from BBB to BBB- while maintaining its stable outlook.

2020 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, among others, the Company cannot provide full year guidance for its operations or fully estimate the effect of COVID-19 on operations because of the uncertainty of the depth and duration of the pandemic. The Company anticipates the possibility of further hotel closures and erosion in operations and does not expect to see a material improvement until government restrictions have been lifted and business and leisure travelers are comfortable that the risks associated with traveling and contracting COVID-19 are significantly reduced. The Company does not intend to provide further updates unless deemed appropriate.

James F. Risoleo, President and Chief Executive Officer, said, “We have worked diligently with our operators to implement portfolio-wide cost reductions that are unprecedented in their magnitude. Although no one knows what the recovery will look like, we are collaborating with our operators to implement innovations and standards that we believe will help address customers’ heightened safety and hygiene concerns and structurally improve the Company’s long-term operating model. Finally, we remain confident that the relative strength of Host’s liquidity position and balance sheet position the Company to endure this crisis and capitalize on future opportunities to create long-term value.”

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 46,500 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 7, 2020 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of March 31, 2020, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	March 31, 2020	December 31, 2019

ASSETS
Property and equipment, net	$9,628	$9,671
Right-of-use assets	598	595
Due from managers	37	63
Advances to and investments in affiliates	61	56
Furniture, fixtures and equipment replacement fund	165	176
Other	161	171
Cash and cash equivalents	2,796	1,573
Total assets	$13,446	$12,305

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)(2)
Senior notes	$2,777	$2,776
Credit facility, including the term loans of $997	2,489	989
Other debt	29	29
Total debt	5,295	3,794
Lease liabilities	609	606
Accounts payable and accrued expenses	222	263
Other	166	175
Total liabilities	6,292	4,838

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	84	142

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 704.9 million shares and 713.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,580	7,675
Accumulated other comprehensive loss	(72)	(56)
Deficit	(451)	(307)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,064	7,319
Non-redeemable non-controlling interests—other consolidated partnerships	6	6
Total equity	7,070	7,325
Total liabilities, non-controlling interests and equity	$13,446	$12,305
___________
(1)	Please see our First Quarter 2020 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.
(2)

We are currently in compliance with all our debt covenants and expect to remain so through the second quarter of 2020. Additionally, absent a breach of credit facility covenants, described below, we believe we have sufficient liquidity to fund cash flow shortfalls through the next twelve months. We also have no significant debt maturities until 2023. However, due to the current level of operations, we believe that it is probable we would breach certain of our credit facility covenants based on third quarter of 2020 results. Therefore, we are currently in discussions with the lenders under our credit facility to seek a waiver from these covenants. We note that over the past month several other companies in the lodging industry have already negotiated waivers under their agreements and have obtained, among other terms, waiver of their covenants for 12 months. Any covenant waiver may lead to increased costs, increased interest rates, additional restrictive covenants and other lender protections. If we were not able to obtain a waiver and an event of default were to occur, this could lead to the potential acceleration of amounts due under the credit facility as well as our senior notes. Notwithstanding our belief that we will be successful in obtaining a waiver under the credit facility, we continue to have ample access to other sources of liquidity including $2.5 billion of available cash as of April 30, 2020, access to capital markets, or we could choose to raise cash by selling hotel properties, although there can be no assurances we would be successful on terms favorable to us.

Management’s primary mitigation plan to avoid a default under its credit facility is to obtain a waiver from its creditors. There can be no assurance that we will be able to obtain a waiver in a timely manner, or on acceptable terms, if at all. The failure to obtain a waiver, or otherwise repay the debt, could lead to an event of default which would have a material adverse effect on our financial condition, which gives rise to substantial doubt about our ability to continue as a going concern.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2020	2019
Revenues
Rooms	$626	$857
Food and beverage	330	433
Other	96	100
Total revenues	1,052	1,390
Expenses
Rooms	187	217
Food and beverage	245	285
Other departmental and support expenses	319	327
Management fees	30	54
Other property-level expenses	93	92
Depreciation and amortization	164	170
Corporate and other expenses(1)	25	29
Total operating costs and expenses	1,063	1,174
Operating profit (loss)	(11)	216
Interest income	6	8
Interest expense	(37)	(43)
Other gains/(losses)	(1)	5
Loss on foreign currency transactions and derivatives	(1)	—
Equity in earnings of affiliates	4	5
Income (loss) before income taxes	(40)	191
Benefit (provision) for income taxes	37	(2)
Net income (loss)	(3)	189
Less: Net income attributable to non-controlling interests	—	(3)
Net income (loss) attributable to Host Inc.	$(3)	$186
Basic and diluted earnings per common share	$—	$.25
___________
(1)	Corporate and other expenses include the following items:
	Quarter ended March 31,
	2020	2019
General and administrative costs	$22	$25
Non-cash stock-based compensation expense	3	4
Total	$25	$29

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2020	2019
Net income (loss)	$(3)	$189
Less: Net income attributable to non-controlling interests	—	(3)
Net income (loss) attributable to Host Inc.	$(3)	$186

Basic weighted average shares outstanding	708.1	740.6
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	—	.2
Diluted weighted average shares outstanding (1)	708.1	740.8
Basic and diluted earnings per common share	$—	$.25
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$

	As of March 31, 2020		Quarter ended March 31, 2020				Quarter ended March 31, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	1,983	$469.81	74.5%	$350.05	$513.46	$437.66	89.0%	$389.36	$584.39	(10.1)%	(12.1)%
Miami	3	1,276	443.30	70.9	314.11	498.35	408.86	85.9	351.13	522.30	(10.5)	(4.6)
Florida Gulf Coast	5	1,841	430.81	70.8	305.01	619.05	439.30	83.1	364.98	702.94	(16.4)	(11.9)
Phoenix	3	1,654	369.52	67.1	248.11	552.93	373.48	82.7	308.80	644.54	(19.7)	(14.2)
Jacksonville	1	446	363.41	57.0	207.28	466.16	367.78	78.6	289.04	690.11	(28.3)	(32.5)
San Francisco/San Jose	7	4,528	295.37	59.3	175.08	254.37	305.80	77.3	236.51	330.84	(26.0)	(23.1)
San Diego	3	3,288	244.32	61.2	149.44	291.18	252.91	76.9	194.59	349.55	(23.2)	(16.7)
Los Angeles	4	1,726	217.17	68.7	149.12	221.85	223.86	86.5	193.59	289.21	(23.0)	(23.3)
New Orleans	1	1,333	202.36	65.3	132.09	197.80	209.79	81.6	171.18	249.87	(22.8)	(20.8)
Washington, D.C. (CBD)	5	3,238	230.32	54.0	124.28	183.71	247.89	73.3	181.79	257.64	(31.6)	(28.7)
New York	3	4,261	220.61	56.1	123.75	197.15	236.38	72.0	170.27	267.69	(27.3)	(26.4)
Orlando	1	2,004	215.31	57.1	123.02	288.47	208.20	79.0	164.41	385.22	(25.2)	(25.1)
Atlanta	4	1,682	192.55	63.1	121.49	196.11	227.57	76.7	174.60	272.88	(30.4)	(28.1)
Orange County	2	925	197.46	58.4	115.30	202.33	201.08	79.0	158.85	269.03	(27.4)	(24.8)
Philadelphia	2	810	173.70	62.8	109.04	180.62	190.16	78.1	148.48	242.24	(26.6)	(25.4)
Northern Virginia	3	1,252	206.66	52.7	108.90	180.68	210.16	65.7	138.09	239.65	(21.1)	(24.6)
Houston	4	1,716	175.23	61.3	107.38	162.63	182.60	75.8	138.36	201.04	(22.4)	(19.1)
Seattle	2	1,315	193.42	54.0	104.51	149.34	194.12	77.4	150.15	203.91	(30.4)	(26.8)
Boston	3	2,715	177.13	53.0	93.85	141.90	190.33	69.4	132.03	196.44	(28.9)	(27.8)
Denver	3	1,340	161.52	50.1	80.92	125.09	161.82	64.7	104.75	158.27	(22.7)	(21.0)
San Antonio	2	1,512	186.32	43.0	80.16	122.14	196.01	77.4	151.75	229.98	(47.2)	(46.9)
Chicago	4	1,816	142.48	47.5	67.69	95.61	148.27	60.4	89.50	128.94	(24.4)	(25.8)
Other	6	2,509	166.44	57.3	95.36	134.38	168.26	73.1	122.94	175.07	(22.4)	(23.2)
Domestic	75	45,170	253.53	59.1	149.75	250.37	256.56	76.2	195.38	316.95	(23.4)	(21.0)

International	5	1,499	138.21	53.3	73.70	106.43	134.63	67.6	91.07	132.89	(19.1)	(19.9)
All Locations - Constant US$	80	46,669	250.18	58.9	147.31	245.75	253.07	75.9	192.03	311.04	(23.3)	(21.0)

All Owned Hotels (pro forma) in Nominal US$

	As of March 31, 2020		Quarter ended March 31, 2020				Quarter ended March 31, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$138.21	53.3%	$73.70	$106.43	$143.88	67.6%	$97.32	$140.81	(24.3)%	(24.4)%
Domestic	75	45,170	253.53	59.1	149.75	250.37	256.56	76.2	195.38	316.95	(23.4)	(21.0)
All Locations	80	46,669	250.18	58.9	147.31	245.75	253.34	75.9	192.23	311.30	(23.4)	(21.1)

___________

(1)

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason we are revising our presentation to instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of March 31, 2020 but do not include the results of operations for properties sold in 2019; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Operating Statistics and Results for further information on these pro forma statistics and – Constant US$ and Nominal US$ for a discussion on constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended March 31,
	2020	2019
Number of hotels	80	80
Number of rooms	46,669	46,669
Change in hotel Total RevPAR -
Constant US$	(21.0)%	—
Nominal US$	(21.1)%	—
Change in hotel RevPAR -
Constant US$	(23.3)%	—
Nominal US$	(23.4)%	—
Operating profit (loss) margin (2)	(1.0)%	15.5%
All Owned Hotel Pro Forma EBITDA margin (2)	16.9%	30.4%
Food and beverage profit margin (2)	25.8%	34.2%
All Owned Hotel Pro Forma food and beverage profit margin (2)	25.8%	34.4%

Net income (loss)	$(3)	$189
Depreciation and amortization	164	170
Interest expense	37	43
Provision (benefit) for income taxes	(37)	2
Gain on sale of property and corporate level income/expense	17	11
Pro forma adjustments (3)	—	(15)
All Owned Hotel Pro Forma EBITDA	$178	$400

	Quarter ended March 31, 2020			Quarter ended March 31, 2019
		Adjustments			Adjustments
	GAAP Results	Depreciation and corporate level items	All Owned Hotel Pro Forma Results(3)	GAAP Results	Pro forma adjustments(3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results(3)
Revenues
Room	$626	$—	$626	$857	$(49)	$—	$808
Food and beverage	330	—	330	433	(20)	—	413
Other	96	—	96	100	(7)	—	93
Total revenues	1,052	—	1,052	1,390	(76)	—	1,314
Expenses
Room	187	—	187	217	(14)	—	203
Food and beverage	245	—	245	285	(14)	—	271
Other	442	—	442	473	(33)	—	440
Depreciation and amortization	164	(164)	—	170	—	(170)	—
Corporate and other expenses	25	(25)	—	29	—	(29)	—
Total expenses	1,063	(189)	874	1,174	(61)	(199)	914
Operating Profit (Loss) – All Owned Hotel Pro Forma EBITDA	$(11)	$189	$178	$216	$(15)	$199	$400
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of all owned hotel pro forma results, including the limitations on their use. For additional information on hotel EBITDA by location, see the First Quarter 2020 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.

(3)

Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired during the presented periods. For this presentation, we no longer adjust for certain items such as gains on insurance settlements, the results of our leased office buildings and other non-hotel revenue and expense items, and they are included in the All Owned Hotel Pro Forma results.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended March 31,
	2020	2019
Net income (loss)	$(3)	$189
Interest expense	37	43
Depreciation and amortization	164	170
Income taxes	(37)	2
EBITDA	161	404
(Gain) loss on dispositions (2)	1	(2)
Equity investment adjustments:
Equity in earnings of affiliates	(4)	(5)
Pro rata EBITDAre of equity investments	6	9
EBITDAre and Adjusted EBITDAre	$164	$406
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)	Reflects the sale of one hotel in 2019.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2020	2019
Net income (loss)	$(3)	$189
Less: Net income attributable to non-controlling interests	—	(3)
Net income (loss) attributable to Host Inc.	(3)	186
Adjustments:
(Gain) loss on dispositions (2)	1	(2)
Depreciation and amortization	164	169
Equity investment adjustments:
Equity in earnings of affiliates	(4)	(5)
Pro rata FFO of equity investments	4	9
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	1
FFO adjustments for non-controlling interests of Host L.P.	(2)	(2)
NAREIT FFO and Adjusted FFO	$160	$356

For calculation on a per share basis (3):

Diluted weighted average shares outstanding - EPS	708.1	740.8
Assuming issuance of common shares granted under the comprehensive stock plans	0.4	—
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	708.5	740.8
Diluted earnings per common share	$—	$.25
NAREIT FFO and Adjusted FFO per diluted share	$.23	$.48
___________
(1-2)	Refer to the corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.
(3)

Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis (discussed in Comparable Hotel Operating Statistics below). However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason we are temporarily suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of March 31, 2020 but do not include the results of operations for properties sold in 2019; and (2) operating results for acquisitions in the current and prior year are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Comparable Hotel Operating Statistics

The following discusses our typical presentation of comparable hotels; however, this method is not being used in the current presentation due to the impact of COVID-19:

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis in order to enable our investors to better evaluate our operating performance.

We define our comparable hotels as properties:

(i) that are owned or leased by us at the end of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

Historically, we have not included an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the 1 Hotel South Beach in February 2019 and therefore it was not included in our comparable hotels for 2019. We are, however, making a change to this policy going forward, which is explained below under “2020 Comparable Hotel Definition Change.”

Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

2020 Comparable Hotel Definition Change

Effective January 1, 2020, the Company adjusted its definition of comparable hotels to include recent acquisitions on a pro forma basis assuming they have comparable operating environments. Operating results for acquisitions in the current and prior year will be reflected for full calendar years, to include results for periods prior to Company ownership. Management believes this will provide investors a better understanding of underlying growth trends for the Company’s current portfolio. As a result, the 1 Hotel South Beach would be included in the comparable hotel set for the quarter ended March 31, 2020.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results of our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it provides

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

clarity with respect to growth in RevPAR in the local currency of the hotel consistent with the way we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, diluted earnings per common share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) All Owned Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and therefore excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

•

Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last such adjustment was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating results of our hotels as discussed in All Owned Hotel Operating Statistics and Results above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. We eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe that all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.